Exhibit 99
Joint Filer Information

Neuberger Berman Inc.
605 Third Avenue
New York, New York 10158

/s/ Kevin Handwerker
Neuberger Berman Inc.
By: Neuberger Berman, LLC, its wholly owned subsidiary
By: Kevin Handwerker, Managing Director and Chief Administrative Officer